Exhibit 10.17A

2011 AMENDMENT

TO THE

AES CORPORATION RESTORATION SUPPLEMENTAL RETIREMENT PLAN

WHEREAS, AES Corporation or any successor thereto (the “Company”) maintains the AES Corporation Restoration Supplemental Retirement Plan (the “Plan”) to provide benefits for a select group of management and highly compensated employees; and

WHEREAS, the Plan was originally established effective January 1, 2005 and amended and restated most recently on December 29, 2008; and

WHEREAS, the Company desires to amend the Plan to provide for the continuing effectiveness of deferral elections until changed, to increase the maximum elective deferral percentages permitted under the Plan, and to clarify Plan provisions regarding credited amounts; and

WHEREAS, Section 7.6 of the Plan permits the Company to amend the Plan at any time in writing,

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended effective January 1, 2012 as follows:

1. The last sentence of Section 2.1(a) of the Plan shall be amended in its entirety to provide as follows:

Supplemental profit sharing awards shall be credited annually to each eligible Participant’s Retirement Account in accordance with procedures established by the Company, provided that in order to be eligible to receive a credit of a supplemental profit sharing award, a Participant must be an active employee on the date such amount is credited.

2. The last sentence of Section 2.2(a) of the Plan shall be amended in its entirety to provide as follows:

A Participant’s Deferral Election for a Plan Year shall continue in effect from Plan Year to Plan Year unless the Participant completes a new Deferral Election (or cancels his Deferral Election) in a timely manner in accordance with the procedures set forth by the Committee.

3. The second sentence of Section 2.2(b) of the Plan shall be amended in its entirety to provide as follows:

Deferral Election hereunder shall be made in accordance with the terms of the Plan and the rules established by the Committee, and must be filed not later than December 31 of the calendar year preceding the Plan Year to which the election relates (or at such earlier times as may be established by the Committee) or continue in effect from the prior Plan Year as described in Section 2.2(a).

4. Section 2.2(d) shall be amended in its entirety to read as follows:

Unless otherwise determined by the Committee, a Participant may elect to defer up to 80% of Compensation and up to 100% of Bonus Compensation paid to the Participant.

5. The first sentence of Section 2.3(a) of the Plan shall be amended in its entirety to provide as follows:

Supplemental matching contribution (“Supplemental Match”) shall be credited annually to each eligible Participant’s Deferral Accounts in accordance with procedures established by the Company, provided that in order to be eligible to receive a credit of a Supplemental Match, a Participant must be an active employee on the date such amount is credited.

IN WITNESS WHEREOF, the Company has executed this amendment to the Plan, this 9th day of December, 2011.

AES CORPORATION

By:	/s/ Rita Trehan
Title:	Vice President

By:	/s/ Andres Gluski
Title:	President and Chief Executive Officer